Contact:
Crocker Coulson, President
CCG Investor Relations
(646) 213-1915
crocker.coulson@ccgir.com
www.ccgir.com

ShengdaTech Secures NPCC Purchase
Order from a Major Chinese Tire Manufacturer

TAIAN CITY, Shandong Province, China, – October 2, 2008 – ShengdaTech, Inc. (“ShengdaTech” or “the Company”) (NASDAQ: SDTH) a leading manufacturer of nano precipitated calcium carbonate (NPCC) in the People’s Republic of China (PRC) and a major manufacturer of coal-based chemical products in Tai’an City, Shandong Province, PRC, today announced that the Company has successfully completed product testing for use of NPCC in a major tire manufacturer’s production process.  As a result, the Chinese tire manufacturer has issued a purchase order to ShengdaTech to fulfill ongoing tire production needs.

The newly added customer is based in Shandong Province and is one of the top ten tire manufacturers in China with approximately 7% domestic-market share. As the largest NPCC supplier to tire industry in China, ShengdaTech’s proprietary method of producing NPCC using the advanced membrane-dispersion technology ensures its superior product quality. Use of the Company’s NPCC product provides approximately 10% to 20% overall improvement in the tire’s performance, measured by increased traction wave resistance, tear resistance, brake elongation, tensile strength and aging resistance. In addition to improved performance, the use of NPCC reduces the overall tire manufacturing cost by about 3%.

“With the addition of this new customer, we are now supplying our NPCC product to three of China’s top ten tire manufacturers,” commented Mr. Xiangzhi Chen, President and CEO of ShengdaTech. “As is the case with all our customers, we will expand our relationship with this customer as new applications and processes are developed jointly.  Developing products in conjunction with existing and potential customers builds long-term relationships, proven to be a key to our continuing success with NPCC.”

About ShengdaTech, Inc.

ShengdaTech Inc. (“the Company”) is engaged in the business of manufacturing, marketing and selling nano precipitated calcium carbonate ("NPCC") and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using proprietary technology. The unique chemical and physical attributes make NPCC a valuable cost-effective ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increasing strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products, namely ammonium bicarbonate, liquid ammonia, methanol and melamine. The Company markets and sells its coal-based chemical products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.  For more information, contact CCG directly or go to ShengdaTech’s website at http://www.shengdatechinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as the ability of the Company expand its customer relationships,  unanticipated changes in product demand especially in the PVC, polyethylene, and paper industry, changes in composition of these industries, ability to attract new customers, ability to increase our product’s applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

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